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                                                                     EXHIBIT 15





September 3, 1999



Catalina Marketing Corporation
11300 9th Street North
St. Petersburg, Florida 33716


Catalina Marketing Corporation:

We are aware that Catalina Marketing Corporation has incorporated, by reference in this Registration Statement, its Form 10-Q for the quarter ended June 30, 1999, which includes our report dated July 13, 1999, covering the unaudited interim financial information contained therein. Pursuant to Regulation C of the Securities Act of 1933 (the Act), that report is not considered a part of the registration statement prepared or certified by our firm or a report prepared or certified by our firm within the meaning of Sections 7 and 11 of the Act.

Very truly yours,



                                             /s/ ARTHUR ANDERSEN LLP